Exhibit 99.1

Curis Reports Third Quarter 2009 Financial Results

-- Conference call to be held today at 9:00 am EDT --

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 29, 2009--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop proprietary targeted medicines for cancer treatment, today reported its financial results for the third quarter ended September 30, 2009.

“The third quarter of 2009 was significant for Curis, as we entered into a license agreement with Debiopharm for our novel Hsp90 technologies and announced the publication of highly encouraging Phase I clinical data on GDC-0449, a Hedgehog pathway inhibitor under collaboration with Genentech, in the New England Journal of Medicine,” said Dan Passeri, Curis President and Chief Executive Officer. “With such accomplished collaborators as Genentech and Debiopharm progressing assets under our respective collaborations, we are now squarely focused on the continued development of CUDC-101, our first-in-class HDAC/EGFR/Her2 inhibitor, which is representative of our proprietary preclinical multi-targeted cancer programs.”

For the third quarter of 2009, Curis reported a net loss of $4.1 million or ($0.06) per share, as compared to a net loss of $4.6 million or ($0.07) per share for the same period in 2008.

Revenues for the third quarter of 2009 were $800,000 as compared to $100,000 for the same period in 2008. The increase in revenues from the prior year period was due to license fee revenues recognized under the Company’s August 2009 license agreement with Debiopharm.

Operating expenses were $4.9 million in each of the third quarters of 2009 and 2008, respectively.

  Research and development spending was $2.3 million for the third quarter of 2009 as compared to $3.0 million for the same period in 2008. The decrease is primarily attributable to lower spending on Curis’ CUDC-305 program as a result of licensing this program to Debiopharm on August 5, 2009, which resulted in all subsequent development costs being assumed by Debiopharm. Offsetting this decrease, Curis increased spending on other preclinical targeted cancer programs as the Company continued to seek to select additional preclinical candidates for future development.
  General and administrative spending was $2.6 million for the third quarter of 2009 as compared to $1.9 million for the same period in 2008. The increase in general and administrative expenses was primarily due to business development efforts to support the Curis’ Heat Shock Protein, or Hsp90, inhibitor technology licensing efforts and legal services associated with various corporate matters. In addition, personnel costs increased for the quarter ended September 30, 2009 as compared to the prior year.

For the nine-month period ending September 30, 2009, Curis reported a net loss of $7.1 million or ($0.11) per share, as compared to a net loss of $10.0 million or ($0.16) per share for the same period in the prior year.

Revenues for the nine months ended September 30, 2009, were $6.9 million as compared to $5.3 million for the same period in 2008.

Operating expenses were $14.2 million for the nine months ended September 30, 2009, as compared to $16.1 million for the same period in 2008. Research and development expenses were $7.5 million for the nine months ended September 30, 2009, as compared to $9.7 million for the same period in 2008. General and administrative expenses were $6.7 million for the nine months ended September 30, 2009, as compared to $6.4 million for the same period in 2008.

As of September 30, 2009, Curis’ cash, cash equivalents and marketable securities totaled $27.2 million, and there were 66.5 million shares of common stock outstanding.

Third Quarter Highlights

-- Exclusive License Agreement with Debiopharm Covering Hsp90 Inhibitor CUDC-305

In August 2009, Curis entered into a worldwide, exclusive license agreement with Debiopharm, for Curis' Hsp90 technology, including CUDC-305, the company's lead Hsp90 inhibitor development candidate. Under the agreement, Debiopharm has assumed all future development responsibility and will incur all future costs related to the licensed Hsp90 technology. Curis received a $2 million up-front license fee and expects to receive additional near-term payments, including a payment upon the acceptance of Debiopharm’s application to begin Phase I clinical trials and upon treatment of the fifth patient in the first Phase I clinical trial. The up-front and near term payments under this transaction are expected to provide Curis with capital to fund its planned operations into the second half of 2011. Curis is eligible to receive additional contingent payments assuming the successful achievement of other specified clinical development and regulatory approval objectives as well as royalties on sales, if any, of any products that are successfully commercialized by Debiopharm or its sublicensees. Curis currently expects that Debiopharm will file an application with regulatory authorities to begin Phase I clinical testing for this compound, which has been renamed Debio 0932, in the fourth quarter of 2009.

-- Publication of GDC-0449 Phase I Clinical Data in New England Journal of Medicine

In September 2009, Curis announced the publication of two articles in The New England Journal of Medicine (NEJM) that discuss clinical data generated in Phase I clinical testing of GDC-0449, a Hedgehog pathway inhibitor under collaboration with Genentech.

The first article reported data on 33 advanced basal cell carcinoma patients that were treated in the Phase I clinical trial. Of these patients, 18, or 55%, responded to GDC-0449, including 2 complete responses and 16 partial responses. Of the remaining 15 patients, 11 patients had stable disease as a best response and 4 patients had progressive disease. At the time of the data cut-off for the paper, the median time on study and the median duration of response for these patients was 9.8 and 8.8 months, respectively, with 19 patients still on study. The article also summarized safety, pharmacokinetic and pharmacodynamic data for this patient population.

The second paper discussed symptomatic improvement and rapid but transient tumor regression observed in an adult medulloblastoma patient treated with GDC-0449.

Updated 2009 Financial Guidance

Curis expects to end 2009 with cash, cash equivalents and marketable securities of $21-24 million. This excludes any potential payments from existing or new collaborators, including the expected near-term payments under the Debiopharm collaboration. The Company increased its projected year-end cash balance as a result of a number of factors, including lower than anticipated research and development expenses in 2009, the receipt of $2.7 million in proceeds from the exercise of two warrants in July 2009, and the $2 million up-front payment received under the August 2009 Debiopharm license agreement.

Curis expects that 2009 research and development expenses will be $9 to $11 million and that general and administrative expenses will be $8 to $9 million. These expense projections include $400,000 to $600,000 and $1,000,000 to $1,200,000 of stock-based compensation expense for research and development and general and administrative expense, respectively.

Curis has decreased its estimated 2009 research and development expense primarily due to lower than expected costs associated with CUDC-101 in its ongoing Phase I clinical trial and the inclusion in its original projections of Hsp90-related development expenses for all of 2009. Debiopharm assumed all Hsp90 costs subsequent to August 5, 2009. The Company narrowed its estimated general and administrative expenses as a result of additional business development efforts to support the Company’s Hsp90 inhibitor technology licensing efforts with Debiopharm as well as increased legal expenses.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, October 29, 2009, at 9:00 am EDT, to discuss Curis’ financial results for the third quarter ended September 30, 2009, and corporate developments, plans and strategies.

To access the live conference call, please call (800) 659-2037 from the United States or Canada or (617) 614-2713 from other locations, shortly before 9:00 am EDT. The conference ID number is 77811969. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 5:00 pm EST, Thursday, November 5, 2009. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 60149533.

CURIS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues	$765,313	$86,721	$6,865,703	$5,262,114

Operating expenses:
Research and development	2,295,997	3,000,266	7,493,123	9,676,761
General and administrative	2,566,475	1,861,971	6,691,403	6,402,274
Total operating expenses	4,862,472	4,862,237	14,184,526	16,079,035

Net loss from operations	(4,097,159)	(4,775,516)	(7,318,823)	(10,816,921)

Other income, net	36,863	204,065	202,200	850,247
Net loss	$(4,060,296)	$(4,571,451)	$(7,116,623)	$(9,966,674)

Basic and diluted net loss per common share	$(0.06)	$(0.07)	$(0.11)	$(0.16)
Basic and diluted weighted average common shares outstanding	66,270,778	63,435,070	64,516,816	63,339,767

CURIS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$27,214,954	$28,852,995
Long-term investments – restricted	216,002	210,007
Accounts receivable	226,979	107,341
Property and equipment, net	889,597	1,448,176
Goodwill	8,982,000	8,982,000
Other assets	440,007	381,353
Total assets	$37,969,539	$39,981,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,081,578	$2,757,276
Deferred revenue	1,458,334	-
Total liabilities	3,539,912	2,757,276

Total stockholders' equity	34,429,627	37,224,596

Total liabilities and stockholders' equity	$37,969,539	$39,981,872

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines for cancer. In expanding its drug development efforts in the field of cancer through its targeted cancer programs, Curis is building upon its previous experiences in targeting signaling pathways for the development of next generation targeted cancer therapies. For more information, visit Curis’ website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation the Company's statements regarding: the estimated period in which Curis will have cash to meet its operating requirements and its assumptions about factors that may positively affect such period; expectations regarding the Company’s year-end 2009 cash position and 2009 research and development and general and administrative expenses. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its Phase I clinical trial of CUDC-101, and with respect to its ongoing preclinical studies of its other targeted cancer programs.
  Genentech and Debiopharm may experience adverse results, delays and/or failures in their respective development programs under collaboration with Curis. For example, Genentech may not be able to replicate in later trials any favorable outcomes from earlier trials of GDC-0449, and Debiopharm may not be able to successfully advance Debio 0932 into clinical trials as planned.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements, and may not received additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis' estimated operating expenses for 2009 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and Debiopharm, and the risk that any such collaborators will not perform adequately.
  Curis also faces other risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report for the Quarter ended June 30, 2009 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com